Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-186979
Dated February 20, 2014

Eli Lilly and Company

Pricing Term Sheet
1.950% Notes due 2019
4.650% Notes due 2044

Issuer:	Eli Lilly and Company
Principal Amount:	$600,000,000	$400,000,000
Maturity Date:	March 15, 2019	June 15, 2044
Coupon:	1.950% per year	4.650% per year
Public Offering Price:	99.827% of principal amount	99.861% of principal amount
Yield to Maturity:	1.986%	4.657%
Benchmark Treasury:	1.500% due January 31, 2019	3.750% due November 15, 2043
Spread to Benchmark Treasury:	T+45 bps	T+95 bps
Benchmark Treasury Price / Yield:	99-26+ / 1.536%	100-24+ / 3.707%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2014	June 15 and December 15, commencing December 15, 2014
Redemption Provisions:
Make-whole call:	Make-whole plus 10 bps	Prior to December 15, 2043, make-whole plus 15 bps
Par call:	N/A	On or after December 15, 2043, at 100%
CUSIP / ISIN:	532457 BF4 / US532457BF44	532457 BG2 / US532457BG27
Trade Date:	February 20, 2014
Settlement Date:	February 25, 2014 (T+3)
Ratings*:	Moody’s: A2; Standard & Poor’s: AA-
Denominations:	$2,000 x $1,000
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC
Co-Managers:	Drexel Hamilton, LLC and Loop Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322, Barclays Capital Inc. toll-free at (888) 603-5847, Citigroup Global Markets Inc. toll-free at (800) 831-9146 and Morgan Stanley & Co. LLC toll-free at (866) 718-1649.